UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 6, 2013

AOL INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34419	20-4268793
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Broadway, New York, New York 10003

(Address of Principal Executive Offices) (Zip Code)

212-652-6400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 6, 2013, the Compensation Committee (“Committee) of the Board of Directors of AOL Inc. (the “Company”) approved an amendment to the employment agreement dated as of September 19, 2012, between the Company and Karen Dykstra (the “Dykstra Employment Agreement”), the Company’s Executive Vice President and Chief Financial Officer in connection with her promotion to Chief Financial and Administrative Officer. The amendment provides for (i) an annual base salary increase from $700,000 to $750,000 and (ii) an increase in annual bonus target from 100% to 125% of base salary. In addition, the Committee approved the following equity awards to be granted to Ms. Dykstra under the 2010 AOL Inc. Stock Incentive Plan, as amended and restated (the “SIP”), on the Company’s next scheduled equity grant date:

•	A non-qualified option to purchase shares of Company common stock with an aggregate grant date value of $166,666 at an exercise price equal to the fair market value of a share of Company common stock on the grant date. The option will have a ten-year term and, subject to continued employment with the Company, the shares subject to the option will vest over a three-year period. One-third of the shares subject to the option will vest and become exercisable on the first anniversary of the grant date and the remaining shares subject to the option will vest and become exercisable monthly thereafter in substantially equal installments over the remaining two years.

•	Restricted stock units with an aggregate grant date value of $166,666 based on the fair market value of the Company’s common stock on the grant date. Subject to continued employment with the Company, the restricted stock units will vest over a three-year period. One-third of the restricted stock units will vest on the first anniversary of the grant date and one-third will vest on each of the second and third anniversaries of the grant date.

•	An award of performance units settled in shares of Company common stock conditioned upon the achievement of the Company’s three-year relative total shareholder return during a performance period from January 1, 2013 until December 31, 2015. The target number of performance units subject to the award will have a value equal to $166,666 based on the fair market value of the Company’s common stock on the grant date.

On November 6, 2013, the Committee also approved an amendment to the employment agreement dated as of June 11, 2010, as amended from time to time, between the Company and Julie Jacobs, the Company’s Executive Vice President, General Counsel and Corporate Secretary (the “Jacobs Employment Agreement”), providing for an annual base salary increase from $600,000 to $650,000 in connection with her continued outstanding performance. In addition, the Committee approved the following equity awards to be granted to Ms. Jacobs under the SIP on the Company’s next scheduled equity grant date:

•	A non-qualified option to purchase shares of Company common stock with an aggregate grant date value of $83,333 at an exercise price equal to the fair market value of a share of Company common stock on the grant date. The option will have a ten-year term and, subject to continued employment with the Company, the shares subject to the option will vest over a three-year period. One-third of the shares subject to the option will vest and become exercisable on the first anniversary of the grant date and the remaining shares subject to the option will vest and become exercisable monthly thereafter in substantially equal installments over the remaining two years.

•	Restricted stock units with an aggregate grant date value of $83,333 based on the fair market value of the Company’s common stock on the grant date. Subject to continued employment with the Company, the restricted stock units will vest over a three-year period. One-third of the restricted stock units will vest on the first anniversary of the grant date and one-third will vest on each of the second and third anniversaries of the grant date.

•	An award of performance units settled in shares of Company common stock conditioned upon the achievement of the Company’s three-year relative total shareholder return during a performance period from January 1, 2013 until December 31, 2015. The target number of performance units subject to the award will have a value equal to $83,333 based on the fair market value of the Company’s common stock on the grant date.

In approving the amendments to the Dykstra Employment Agreement and Jacobs Employment Agreement and the respective awards, the Committee reviewed peer group and salary survey data and consulted with its independent compensation consultant. The foregoing description of the awards to Ms. Dykstra and Ms. Jacobs does not purport to be complete and is qualified in its entirety and is subject to the terms of the respective award agreements and the SIP and the respective employment agreement amendments which the Company currently expects to file as exhibits to its Form 10-K for the year ended December 31, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AOL INC.

By:	/s/ Tim Armstrong
Name:	Tim Armstrong
Title:	Chief Executive Officer

Date: November 8, 2013